Exhibit 99.1

Anthera Pharmaceuticals Announces Appointment of Craig Thompson as President and Chief Operating Officer and Dr. Chuck Olson as Chief Technology Officer

HAYWARD, Calif., Jan. 05, 2016 (GLOBE NEWSWIRE) -- Anthera Pharmaceuticals, Inc.  (Nasdaq:ANTH) today announced the appointment of Craig Thompson as President and Chief Operating Officer.  In this role Mr. Thompson will oversee both of Anthera's late stage development programs and commercial preparation efforts.  Anthera also announced the appointment of Chuck Olson, D.Sc. to the position of Chief Technology Officer replacing Debra Odink, Ph.D. who will continue to support the company in a key advisory role.

"We're very fortunate to have Craig join our team as we enter the later stages of our product development efforts," said Paul F. Truex, Anthera's Chief Executive Officer. "His recent and highly relevant experience with the commercial development of novel therapies for underserved patient populations will be indispensable as we seek to complete the development of Sollpura™ and blisibimod.  In the past Craig's leadership has led to the launch of a number of successful pharmaceutical products, strategic partnerships and outright company acquisitions."

Mr. Thompson joins Anthera with over 20 years of experience in pharmaceutical development and commercialization.  Most recently he served as the Chief Operating Officer for Tetraphase Pharmaceuticals where he oversaw the development and implementation of the commercial strategy as well as the business development and commercial manufacturing. Prior to Tetraphase Pharmaceuticals, Mr. Thompson served as the Chief Commercial Officer for Trius Therapeutics resulting in the acquisition of Trius by Cubist Pharmaceuticals for over $700 million.  Prior to Trius Therapeutics, Mr. Thompson held the position of Vice President, Specialty Care for Pfizer and previously held various positions of increasing responsibility with Pfizer. and Merck and Co, Inc. Mr. Thompson holds a Bachelor's degree in Commerce from McMaster University and an Masters of Business Administration from the University of Notre Dame.

"It is a privilege to join Anthera as President and Chief Operating Officer at this exciting time.  Anthera has a wonderful opportunity to impact people who are diagnosed with exocrine pancreatic insufficiency, lupus, and IgA nephropathy, where currently there are limited treatment options," said Mr. Thompson.  "I have been very impressed with the development programs that the company has in place for both Sollpura™ and blisibimod, as well as the unrelenting dedication of everyone at Anthera to bring these new medicines to patients."

Dr. Olson joined Anthera in April of 2010 and has accepted increasing roles of responsibility in our development organization since that time.  The transition of leadership of the manufacturing and technology programs to Dr. Olson reflects Anthera's continued effort to prepare for commercial launch of our two product development programs.  Dr. Olson has over 30 years of experience with clinical and commercial product development and manufacturing of large molecule therapeutics similar to blisibimod and Sollpura™.  With a significant early portion of his career as a Scientist at Genentech and Staff Scientist at Bayer, Dr. Olson subsequently held management positions with increasing levels of responsibility in technical operations roles at Onyx, BioMarin, Cell Genesys, Coherus Biosciences, NGM Biopharmaceuticals and Anthera Pharmaceuticals, where he helped with the commercialization of important therapeutic products such as Activase®, Xolair®, Increlex®, Kogenate®FS, Naglazyme® and Aldurazyme®. He has a bachelor's degree in biology and chemistry, a master's in chemistry and a doctorate in biochemistry.

Debra Odink, Ph.D., Anthera's previous Chief Technology Officer will remain with Anthera to provide continued leadership to Anthera's operational and manufacturing efforts. "It has been my privilege to be part of the Anthera story from its inception.  After 10 years in this role, I have elected to transition this role to Dr. Chuck Olson.  Chuck has built a team of highly talented individuals and has demonstrated leadership to transition our programs from development to commercial stage."

"Debra's contributions to Anthera over the last decade have been instrumental to the success of our portfolio.  As we continue our late stage development efforts I am grateful that she has elected to continue with the Company to provide oversight of key development activities.  We are very pleased that Chuck will be expanding his leadership role in the later stages of our product development efforts.  Chuck is well respected by his fellow employees and colleagues as a hands-on, thoughtful leader who understands the technical, scientific, engineering and operational aspects of biotech manufacturing," said Paul F. Truex, Anthera's Chief Executive Officer.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, lupus, lupus with glomerulonephritis, and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

nagarwal@anthera.com or 510.856.5600 x5621

Source: Anthera Pharmaceuticals, Inc.